EXHIBIT 3



FOR IMMEDIATE RELEASE
---------------------

        POKER.COM INC. ACQUIRES SKILL POKER, PLANS TO OPERATE U.S. BASED
                                ONLINE CARD ROOM.

VANCOUVER, CANADA, February 14, 2003 - Poker.com Inc. (OTCBB: PKER) announced today that pursuant to a news release dated January 16, 2003, the Company has, through its wholly owned subsidiary, acquired a provisional patent application and all the assets in relation to a skill based system of online poker which includes the games of Skill Poker and Skill BlackJack from Blue Diamond International Capital Inc. of Switzerland.

In consideration for the acquired assets, the Company paid Blue Diamond US$50,000 and issued 3,000,000 shares in its common stock. In addition, Blue Diamond will receive the greater of US$3,500 per month or 4% of the gross revenue received by the Company from operating games using the technology of the provisional patent. In the event that the technology is further licensed by the Company to a third party, Blue Diamond will also receive 20% of any initial license fee and 4% of the gross revenue of any such licensee.

The provisional patent application filed with the United States Patent and Trademark Office covers a system of determining the skill level in a tournament setting for many different card games including all forms of poker. Poker.com Inc. has acquired ownership of all materials in relation to the games of Skill Poker and Skill Blackjack, in addition to the domain names SkillPoker.com, SkillBlackjack.com, SkillOmaha.com, SkillHoldem.com and SkillStud.com.

The acquisition was subject to an opinion provided by Professor I. Nelson Rose, a Professor of Law with tenure at Whittier Law School in Costa Mesa, California regarding the general legality of the Skill Poker system. Professor Rose received a Juris Doctor degree from Harvard University in 1979 and is recognized as a leading authority on gambling and the law advising clients such as the United States Government, state gaming commissions, the Federal Government of Canada, commercial gaming operators and has acted as an expert witness in a number of gaming related trials. The Company is pleased to announce that the opinion provided by Professor Rose was satisfactory with respect to the general legality of the Skill Poker system.

Poker.com plans to use the Skill Poker concept enabling the operation of its own skill based online poker card rooms marketing directly to players in the United States, Canada and worldwide. Once developed, Poker.com Inc.'s poker card room will be the only legal online system of gaming with all operations including the game servers located on North American soil. The Company has formed Skill Poker.com Inc., a wholly owned subsidiary registered in the State of Washington for the purpose of developing and operating the Skill Poker concept.

With respect to the dispute involving the domain, www.poker.com, the Company announces that a recent ruling by ICANN (The Internet Corporation For Assigned Names And Numbers) dated February 13, 2002 refused to acknowledge that Communication Services Inc., (the current registrant of the domain), were using the URL illegally and have suggested that action was more appropriate to be commenced against ALA Corp (the previous registrant of the domain). The Company is continuing to pursue all legal avenues through which its rights to the use of www.poker.com may be reclaimed.

On behalf of the Board of Directors,

Mr. Mark Glusing
President


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THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING INFORMATION AND
STATEMENTS CONCERNING THE COMPANY'S OPERATIONS, PERFORMANCE AND FINANCIAL CONDITION, INCLUDING, IN PARTICULAR; THE ABILITY OF THE COMPANY TO DEVELOP THE SOFTWARE TECHNOLOGY IN CONNECTION WITH THE PATENT; COMPETITION FROM OTHER GAMING COMPANIES TO DEVELOP AND MARKET SKILL BASED GAMING IN NORTH AMERICA; THE ABILITY OF THE COMPANY TO SUCCESSFULLY MARKET ONLINE GAMING SITES THAT ARE FOR SKILL BASED GAMING. THESE STATEMENTS ARE BASED UPON A NUMBER OF UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THIS DOCUMENT IS NOT INTENDED TO BE AND IS NOT AN ADVERTISEMENT FOR ANY SECURITIES OF THE COMPANY.



                                      -30-

For further information please contact:

Poker.com Inc.
Investor Relations
210 - 1166 Alberni Street
Vancouver, B.C.
Canada, V6E 3Z3

Tel:     (604) 689-5998
Fax:     (604) 689-8988
Email:   Info@pokercorporation.com
URL:     www.pokercorporation.com


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